Exhibit 99.1

Arcus Biosciences Announces First Quarter 2020 Financial Results and Corporate Updates

-	Preliminary data from randomized trials involving three molecules in 4Q20
o	AB928, the first and only dual A2a/A2b adenosine receptor antagonist in the clinic
o	AB154, an anti-TIGIT antibody with the potential to be a new immuno-oncology backbone therapy
o	Zimberelimab, an anti-PD-1 antibody that exhibits clinical activity and has a safety profile consistent with those of the currently approved agents
-	Preliminary data, starting in mid-2020, from Phase 1b expansion trials involving combinations with AB928 in multiple tumor types and settings
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AB680, the first small-molecule CD73 inhibitor in the clinic, continues in a Phase 1 dose-escalation combination trial for first-line treatment of pancreatic cancer, with a recommended dose for expansion anticipated to be established in mid-2020

HAYWARD, Calif. – (BUSINESS WIRE) – May 5, 2020 - Arcus Biosciences, Inc. (NYSE:RCUS), an oncology-focused biopharmaceutical company working to create best-in-class cancer therapies, today announced financial results for the first quarter ended March 31, 2020 and provided corporate updates.

“We have continued to aggressively advance our unique portfolio of therapeutics that target three of the most highly pursued immuno-oncology pathways, TIGIT, the adenosine axis and PD-1, each of which we believe is significantly de-risked based on the totality of available internal and external biological and clinical data,” said Terry Rosen, Ph.D., Chief Executive Officer.  “Since the inception of the company, our vision has been to create, develop and commercialize best-in-class combination cancer therapies and expand on the availability of innovative treatment paradigms in the oncology space in hopes of substantially benefiting patients. Execution in the laboratory and clinic has placed us in an ideal position to deliver on this vision, with an ongoing flow of important data throughout the coming year.”

“We would like to express our deepest gratitude to healthcare professionals, patients and their caregivers and all clinical operations personnel involved in our trials for their extraordinary commitment to advancing these new treatment options. Despite fighting on the front lines of the COVID-19 pandemic and the challenges posed by self-quarantine and public health measures, they continue to recognize the vital importance of our mission to advance best-in-class combination therapies in the pursuit of cures for patients with cancer, which still results in approximately 10 million deaths globally each year. As a result of the efforts of these dedicated individuals, we remain on track to generate preliminary Phase 1b expansion data in mid-2020 and randomized data starting in the fourth quarter of 2020, respectively, that will inform the advancement of our regulatory strategy.”

Recent Key Highlights

•	Received U.S. Food & Drug Administration (FDA) clearance of an Investigational New Drug (IND) application to proceed with ARC-6, a prostate cancer platform trial evaluating various combinations of

AB928, AB680 and zimberelimab, alone or in combination with standard of care therapies, in patients with front-line to late-line metastatic castrate-resistant prostate cancer (mCRPC)
•

Completed enrollment of the first two cohorts in the dose-escalation portion of ARC-8, a trial evaluating the safety and tolerability of AB680, the first small-molecule CD73 inhibitor to enter the clinic, in combination with zimberelimab and gemcitabine/nab-paclitaxel in patients with pancreatic cancer

Anticipated Corporate Milestones

▪

Initiation of enrollment in ARC-6, a Phase 1b/2 platform trial expanding our strategy in prostate cancer, evaluating various combinations of AB928, AB680 and zimberelimab, alone or in combination, with standard of care therapies for the treatment of mCRPC in the first half of 2020

▪	Preliminary data from Phase 1b expansion trials investigating combinations with AB928 in multiple tumor types and settings, expected starting in mid-2020
▪

Phase 1 data from the dose-escalation portion of ARC-8, a combination trial evaluating AB680 in first-line treatment of pancreatic cancer, with anticipated recommended dose for expansion to be established in mid-2020

▪

Preliminary randomized data from two Phase 2 clinical collaborations with Genentech involving combination trials with AB928 in colorectal cancer and pancreatic cancer, expected in the fourth quarter of 2020

▪	Preliminary randomized data from ARC-7, a Phase 2 trial involving AB154 with unique intra-portfolio combinations in first-line NSCLC, expected in the fourth quarter of 2020
▪	Initiation of a Phase 1 clinical trial for at least one of our existing discovery/preclinical development programs in late 2020/early 2021

We continue to actively monitor the COVID-19 pandemic and its effects on our clinical trial operations, research and development programs, key vendors and employees.  While we do not anticipate any modifications to the timelines above, this will depend on future developments which are currently unknown, including any new information that may emerge concerning the duration and/or severity of the crisis, any new actions by government authorities to contain the spread of the virus, and how quickly and to what extent normal economic and operating conditions can resume.

Financial Results for the First Quarter 2020

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Cash, cash equivalents and investments in marketable securities were $157.9 million as of March 31, 2020, compared to $188.3 million at December 31, 2019. The decrease was due to the utilization of cash to fund our research, development and administrative operations. Based on our current operating plans, we anticipate that our cash, cash equivalents and investments will be sufficient to fund operations into mid-2021.

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Revenues:  Collaboration and license revenue was $1.8 million for the three months ended March 31, 2020 and 2019. The revenue was recognized from non-refundable upfront payments previously received from Taiho Pharmaceutical.

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R&D Expenses: Research and development expenses were $23.1 million for the three months ended March 31, 2020, compared to $15.6 million for the same period in 2019. The increase in research and development expenses was due to increases in clinical costs for our ongoing clinical trials, as well as increases in employee compensation costs primarily due to additional headcount.

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G&A Expenses: General and administrative expenses were $7.0 million for the three months ended March 31, 2020, compared to $5.0 million for the same period in 2019. The increase in general and administrative expenses was primarily due to an increase in G&A headcount and related costs.

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Net Loss: Net loss was $27.8 million for the three months ended March 31, 2020, compared to $17.7 million for the same period in the prior year. The increase in net loss as compared to the prior period was primarily attributable to an increase in operating expenses as noted above.

About Arcus Biosciences

Arcus Biosciences is an oncology-focused biopharmaceutical company leveraging its deep cross-disciplinary expertise to discover highly differentiated therapies and to develop a broad portfolio of novel combinations addressing significant unmet needs. AB928, the first and only dual A2a/A2b adenosine receptor antagonist in the clinic, is being evaluated in several Phase 1b/2 studies across multiple indications, including prostate, colorectal, non-small cell lung, pancreatic, triple negative breast and renal cell cancers. AB680, the first small-molecule CD73 inhibitor in the clinic, is in Phase 1 development for first-line treatment of metastatic pancreatic cancer. AB154, an anti-TIGIT monoclonal antibody, is in Phase 2 development for first-line treatment of metastatic non-small cell lung cancer in combination with zimberelimab and AB928. Zimberelimab (AB122), Arcus’s anti-PD1 monoclonal antibody, is being evaluated in a Phase 1b study as monotherapy for cancers with no approved anti-PD1 treatment options, as well as in combinations across the portfolio.  For more information about Arcus Biosciences, please visit www.arcusbio.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein, including, but not limited to, Arcus’s expectations regarding the impact of COVID-19 on our operations, including ongoing and upcoming clinical trials, and financial condition; anticipated milestones and timelines; as well as anticipated operating expenses and capital expenditure requirements, are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause Arcus’s actual results, performance or achievements to differ significantly from those expressed or implied.  Factors that could cause or contribute to such differences include, but are not limited to, the inherent uncertainty associated with the COVID-19 pandemic, including the duration and/or severity of the outbreak and actions by government authorities to slow the spread of the virus, the inherent uncertainty associated with pharmaceutical product development and clinical trials, delays in our clinical trials due to difficulties or delays in the regulatory process, enrolling subjects or manufacturing or supplying product for such clinical trials, the emergence of adverse events or other undesirable side effects, risks associated with preliminary and interim data, and changes in the competitive landscape for our programs.  Risks and uncertainties facing Arcus are described more fully in Arcus’s quarterly report on Form 10-Q for the quarter ended March 31, 2020 filed on May 5, 2020 with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Arcus disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

Source: Arcus Biosciences

CONTACTS

Katherine Bock

(510) 694-6231

kbock@arcusbio.com

ARCUS BIOSCIENCES, INC.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	(unaudited)
	Three Months Ended
	March 31,
	2020	2019
Collaboration and license revenue	$1,750	$1,750
Operating expenses:
Research and development	23,142	15,554
General and administrative	7,008	4,969
Total operating expenses	30,150	20,523
Loss from operations	(28,400)	(18,773)
Non-operating income (expense):
Interest and other income, net	647	1,534
Gain on deemed sale from equity method investee	482	-
Share of loss from equity method investee	(482)	(431)
Total non-operating income, net	647	1,103
Net loss	(27,753)	(17,670)
Other comprehensive income	224	136
Comprehensive loss	$(27,529)	$(17,534)
Net loss per share, basic and diluted	$(0.63)	$(0.41)
Weighted-average number of shares used to compute basic and diluted net loss per share	44,282,607	43,508,592

Selected Consolidated Balance Sheet Data

(In thousands)

	March 31,	December 31,
	2020	2019(1)
Cash, cash equivalents and investments in marketable securities	$157,866	$188,270
Total assets	176,144	203,110
Total liabilities	35,506	39,268
Total stockholders’ equity	140,638	163,842

(1) Derived from the audited financial statements for the year ended December 31, 2019, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, dated March 5, 2020.